UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 24, 2025
Date of Report (date of earliest event reported)

NovoCure Limited
(Exact name of registrant as specified in its charter)

Jersey	001-37565		98-1057807
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

No. 4 The Forum, Grenville Street	St. Helier	Jersey	JE2 4UF
(Address of Principal Executive Offices)			(Zip Code)
+44 (0) 15 3475 6700
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, no par value	NVCR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Explanatory Note
This Current Report on Form 8-K/A (this “Amendment”) is being filed by NovoCure Limited (the “Company”) to amend the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 1, 2025 (the “Initial Form 8-K”), solely to supplement the Company’s disclosure under Item 5.02 of the Initial Form 8-K. This Amendment provides a description of the compensation of Frank Leonard in connection with his appointment as Chief Executive Officer effective as of December 1, 2025. At the time of the filing of the Initial Form 8-K, the compensation in connection with Mr. Leonard’s appointment had not yet been determined. This Amendment does not otherwise modify or update any other disclosures in the Initial Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Leonard Employment Agreement
In connection with his appointment as Chief Executive Officer, on April 20, 2026, Mr. Leonard entered into a new employment agreement with a subsidiary of the Company (the “Leonard Employment Agreement”), effective January 1, 2026. Under the Leonard Employment Agreement, Mr. Leonard will receive an annual base salary of CHF 750,000 per year. In addition, Mr. Leonard is eligible to receive a discretionary annual cash bonus having a target of 90% of his annual base salary based on achievement of performance goals set by the Company's Board of Directors or committee thereof (the "Board"), in their sole discretion, and further subject to his continued employment through the payment date.  Mr. Leonard is generally eligible to participate in Company’s 2024 Omnibus Incentive Plan as determined by the Board. Further, Mr. Leonard is eligible to participate in the employee benefits generally provided to similarly-situated executive employees, subject to the satisfaction of any eligibility requirements. If the U.S. Federal Government or the Commonwealth of Pennsylvania deem that he is ineligible to offset his income tax obligation as a U.S. citizen with foreign tax credits, partially or fully, for tax payments actually made in Switzerland, and as a result he is required to pay a combined income tax amount to the U.S. Federal Government and Pennsylvania that exceeds what he would have otherwise paid as a U.S. and Pennsylvania resident, then he is indemnified for the incremental amount and the additional Swiss wealth tax requirements that he could not fully offset against U.S. Federal and Pennsylvania state income taxes. He will also receive relocation expense reimbursement per the Company’s policy from the U.S. to Switzerland and COBRA expense reimbursement for six months for continuation of his and his family's health insurance benefits covering the transition from the U.S. to Swiss healthcare payment systems (in each case grossed up for taxes). Upon termination of Mr. Leonard’s employment by the Company without cause (but for reasons other than death or disability) or resignation by Mr. Leonard for good reason (each as defined in the Leonard Employment Agreement, a “Qualifying Termination”) prior to a change in control, subject to Mr. Leonard’s execution without revocation of a release of claims, he will be eligible to receive 100% of his annual base salary, paid in equal installments over a period of 12 months. Upon a Qualifying Termination within 12 months following a change in control, and subject to Mr. Leonard’s execution without revocation of a release of claims, Mr. Leonard will be eligible to receive a lump sum payment equal to the aggregate of 200% of his base salary plus 200% of his target annual bonus. Additionally, any stock options or other equity awards held by Mr. Leonard will become fully vested on the date of his termination. Pursuant to the Leonard Employment Agreement, Mr. Leonard is subject to perpetual non-disparagement covenants, as well as confidentiality, non-compete and employee, customer and supplier non-solicit covenants applicable during his employment and for 12 months thereafter.

The foregoing description of the Leonard Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Leonard Employment Agreement, a copy of which is attached to this report as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description

10.1	Employment Agreement between Frank Leonard and Novocure GmbH effective as of January 1, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovoCure Limited
(Registrant)

Date: February 25, 2026

By: /s/ Christoph Brackmann
Name: Christoph Brackmann
Title: Chief Financial Officer